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                                                                      EXHIBIT 5

                               OPINION OF COUNSEL

     I refer to the Registration Statement on Form S-8 of H&R Block, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, the offering and issuance of 2,245,813 shares of the Company's Common Stock, without par value, pursuant to employee stock options granted or to be granted under the Company's Third Stock Option Plan for Seasonal Employees (the "Plan").

     I have examined the Articles of Incorporation and the Bylaws of the Company, each as amended to date, copies of the Plan, and such other documents and records as I have deemed relevant for purposes of this Opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Company is duly organized, existing and in good standing under the laws of the State of Missouri.

     2. The Company is authorized to issue 200,000,000 shares of Common Stock, without par value, of which 103,992,072 shares of Common Stock were issued and outstanding as of the close of business on July 12, 1996.

     3. The presently issued and outstanding shares of Common Stock of the Company have been duly authorized and legally issued and are fully paid and non-assessable.

     4. The shares of Common Stock issuable upon exercise of employee stock options granted or to be granted under the Plan have been duly authorized and reserved for issuance and, when issued upon exercise of such options for the consideration specified in the Plan, will be legally issued, fully paid and non-assessable.

     I am employed by HRB Management, Inc., a subsidiary of the Company, and I serve as the Company's Assistant Vice President, Corporate Legal and Human Resources, and Secretary.

     I consent to the inclusion in said Registration Statement of my foregoing opinion filed as Exhibit 5 thereto.

Dated:  July 31, 1996.


                                                /s/ James H. Ingraham
                                                ---------------------------
                                                James H. Ingraham
                                                Assistant Vice President,
                                                Corporate Legal and Human
                                                Resources, and Secretary
                                                H&R Block, Inc.